Exhibit 99.1

Investor Relations Contact:
Ed McGregor
Sigma Designs, Inc.
Tel: (646) 259-2999
IR@sdesigns.com

For Immediate Release

SIGMA DESIGNS, INC. REPORTS SECOND QUARTER
FISCAL 2010 RESULTS

MILPITAS, Calif. — August 26, 2009 — Sigma Designs®, Inc. (NASDAQ: SIGM) (“Sigma”), a leading provider of highly integrated system-on-chip, or SoC, solutions used to deliver multimedia entertainment throughout the home, today reported financial results and business highlights for its second fiscal quarter ended August 1, 2009.

Net revenue for the second quarter was $51.3 million, relatively unchanged from $51.2 million reported in the previous quarter and down $6.9 million, or 12%, from $58.2 million reported for the same period last year.

GAAP net income for the second quarter was $4.8 million, or $0.18 per diluted share.  This compares to GAAP net income of $2.7 million, or $0.10 per diluted share, for the previous quarter and $9.6 million, or $0.35 per diluted share, in the same period last year.

At the end of Sigma’s second quarter, cash, cash equivalents and marketable securities totaled $228.8 million, or $8.55 per share outstanding, an increase of $36.6 million, or $1.31 per share for the first half of this fiscal year.  This increase was primarily due to reductions in inventory and accounts receivable and $17.0 million, or $0.62 per share, generated by other operating activities.

Non-GAAP net income for the second quarter was $7.8 million, or $0.28 per diluted share.  This compares to non-GAAP net income of $8.3 million, or $0.30 per diluted share for the previous quarter and non-GAAP net income of $12.7 million, or $0.47 per diluted share during the same period one year ago.  Non-GAAP adjustments for the second quarter consisted of $796,000 in amortization expense for acquired intangibles related to the Zensys, VXP and Blue7 acquisitions and $2.2 million in non-cash share-based compensation expenses.  The reconciliation between GAAP and non-GAAP net income for all referenced periods is provided in a table immediately following the GAAP financial tables below.

Management Comment

“We are pleased to report that our revenue for the second quarter was in line with our expectations as we began the quarter.  We feel that our primary markets have shown continued stability in the face of a difficult economy and we are continuing to place heavy efforts on bolstering sales as well as expanding the breadth of our market opportunities.  The IPTV market has remained relatively flat during this year and we remain confident that it will start to demonstrate growth by the end of the year.  We are also pursuing design activity in the cable industry and helping to drive the transition to Tru2way IP cable solutions, deployments of which could substantially increase our addressable market.  We are continuing to pursue consumer opportunities on multiple fronts, including Blu-ray players, digital media adapters and home entertainment connectivity devices.  Finally, we have begun to pursue strategic relationships in the set-top box market with our Z-wave brand of wireless home control solutions,” stated Thinh Tran, chairman and chief executive officer, Sigma Designs.

Second Quarter and More Recent Highlights

• Announced that the company has begun sampling its new SMP8642 media processor SoC, designed for mainstream Blu-ray players.  The SMP8642, coupled with Sigma’s proven Blu-ray Profile 2.0 software suite, provides a high performance interactive experience and a cost effective architecture for competing in today’s player market.
• Announced the availability of the company’s new SMP8652 media processor SoC.  The SMP8652 is designed to provide the optimal price/performance configuration for thin client applications, which include IPTV set-top boxes (STBs), digital media adapters (DMAs), and hybrid cable/IP thin clients.
• Announced several strategic partnerships with original design manufacturers (ODM) Alpha Networks Inc., GigaFast and Gemtek.  As a result of these partnerships, each ODM will offer a reliable coax to Ethernet bridge solution at a lower cost for consumer electronics manufacturers that are looking to make home network installation easy to achieve and affordable to their customers.
• Announced a partnership with 4Home, Inc., a leading provider of home control services, to expand the range of additional services in the home through Sigma’s set-top box reference designs.  As a result of this partnership, Sigma will be able to offer set-top box suppliers an integrated home control solution, based on 4Home’s innovative software platform and the complete Z-Wave ecosystem of RF-based home control devices.
• Announced a cooperative relationship with Entropic Communications, Inc., a leading provider of home connectivity silicon and software solutions, to develop high definition, MoCA compliant Cable TV and IPTV set-top box reference designs powered by Entropic’s EN2510 and Sigma Designs’ SMP8654.
• Was named by FORTUNE magazine as the second fastest growing company in their 2009 “100 Fastest Growing Companies” list, an annual ranking based on three-year records of revenue growth, profit growth and total shareholder return.
• Was selected by Standard & Poor’s to join the S&P SmallCap 600 index which will become effective as of today’s market close.

Investor Conference Call

The conference call relating to Sigma’s second quarter fiscal 2010 results will take place following this announcement at 5:00 PM ET today, August 26, 2009.  Investors will have the opportunity to listen live to the conference call via the Internet through www.sigmadesigns.com/IR or www.earnings.com.  Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com.  To listen to the live call, please go to the website at least 15 minutes early to register and download and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call via the internet through www.sigmadesigns.com/ir or www.earnings.com.  The audio replay will be available for one week after the call.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Sigma reports non-GAAP net income, which excludes amortization of acquired intangibles, stock-based compensation calculated under APB No. 25 and SFAS No. 123R and, with respect to the first quarter of fiscal 2010, the expense resulting from the write-off of the deferred tax asset due to the change in California tax laws and, with respect to the first half of fiscal 2009, in-process development costs acquired during the first quarter of fiscal 2009.  Sigma believes that its non-GAAP net income provides useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations.  Sigma also believes the non-GAAP measures provide useful supplemental information for investors to evaluate its operating results in the same manner as the research analysts that follow Sigma, all of whom present non-GAAP projections in their published reports.  As such, the non-GAAP measures provided by Sigma facilitate a more direct comparison of its performance with the financial projections published by the analysts as well as its competitors, many of whom report financial results on a non-GAAP basis.  The economic substance behind its decision to use such non-GAAP measures is that such measures approximate its controllable operating performance more closely than the most directly comparable GAAP financial measures.  For example, Sigma’s management has no control over certain variables that have a major influence in the determination of share-based compensation such as the volatility of its stock price and changing interest rates.  Sigma believes that all of these excluded expenses do not accurately reflect the underlying performance of its continuing operations for the period in which they are incurred, even though some of these excluded items may be incurred and reflected in Sigma’s GAAP financial results in the foreseeable future.

The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures do not reflect the full economic impact of Sigma’s activities.  Sigma’s non-GAAP net income is not prepared in accordance with GAAP, is not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies.  Accordingly, investors are cautioned not to place undue reliance on non-GAAP information.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding potential opportunities emerging for Sigma’s strategic initiatives, projected growth in the IPTV market, the transition to Tru2way IP cable solutions, potential opportunities in the set-top box market and the potential impact of new products and technology.  Actual results may vary materially due to a number of factors including, but not limited to, the risk that, upon completion of further closing and audit procedures, that the financial results for the second quarter are different than the results set forth in this press release, general economic conditions, including continuance of the current economic conditions specific to the semiconductor industry, the rate of growth of the IPTV, high definition DVD and HDTV markets in general, the ramp in demand from our set-top box and telecommunication customers, our ability to deploy and achieve market acceptance for Sigma products in these markets, the ability of our SoCs to compete with other technologies or products in these emerging markets, the risk that such products will not gain widespread acceptance, or will be rendered obsolete, by product offerings of competitors or by alternative technologies, the risk that anticipated design wins will not materialize and that actual design wins will not translate into launched product offerings, and other risks including delays in the manufacturer’s deployment of set-top boxes or consumer products.  Other risk factors are detailed from time to time in our SEC reports, including our quarterly report on Form 10-Q as filed June 11, 2009.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Sigma undertakes no obligation to publicly release or otherwise disclose the result of any revision to these forward-looking statements that may be made as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Sigma Designs, Inc.

Sigma Designs is a leading fabless provider of highly integrated SoC solutions that are used to deliver multimedia entertainment throughout the home.  Sigma’s SoC solutions include media processors and wireless communication devices which combine semiconductors and software as critical components of high-growth consumer applications including IPTV-based set-top boxes, Blu-ray players, HDTVs, entertainment connectivity devices and RF-based home control devices.  Headquartered in Milpitas, Calif., Sigma Designs also has design centers or sales offices in Canada, China, Denmark, France, Japan, Korea (third party), Singapore and Taiwan.  For more information, please visit Sigma Designs’ web site at www.sigmadesigns.com.

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SIGMA DESIGNS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(GAAP)
(In thousands)

	August 1,	January 31,
	2009	2009
Assets

Current Assets:
Cash and cash equivalents	$128,048	$90,845
Short-term marketable securities	64,169	28,862
Accounts receivable, net	25,161	30,719
Inventories	21,870	36,058
Deferred tax assets	1,417	1,417
Prepaid expenses and other current assets	8,565	5,909
Total current assets	249,230	193,810

Long-term marketable securities	36,631	72,523
Software, equipment and leasehold improvements, net	20,157	21,124
Goodwill	9,913	9,928
Intangible assets, net	15,957	17,520
Deferred tax assets, net of current portion	9,364	12,824
Long-term investments	3,525	3,000
Other non-current assets	271	218

Total assets	$345,048	$330,947

Liabilities and Shareholders' Equity

Current Liabilities:
Accounts payable	$8,907	$5,655
Accrued liabilities and other	10,828	12,826
Total current liabilities	19,735	18,481

Other long-term liabilities	6,476	7,216
Total liabilities	26,211	25,697

Shareholders' Equity:
Total shareholders' equity	318,837	305,250

Total liabilities and shareholders' equity	$345,048	$330,947

SIGMA DESIGNS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(GAAP)
(In thousands, except per share data)

	Three months ended			Six months ended
	Aug. 1, 2009	May 2, 2009	Aug. 2, 2008	Aug. 1, 2009	Aug. 2, 2008
Net revenue	$51,283	$51,243	$58,212	$102,526	$115,094

Cost of revenue	28,033	26,856	28,691	54,889	57,553
Gross profit	23,250	24,387	29,521	47,637	57,541
Gross margin percent	45.3%	47.6%	50.7%	46.5%	50.0%

Operating expenses:
Research and development	11,717	11,517	10,377	23,234	21,233
Sales and marketing	3,482	3,211	2,783	6,693	5,424
General and administrative	3,622	3,131	3,634	6,753	10,102
Acquired in-process R&D	---	---	---	---	1,571
Total operating expenses	18,821	17,859	16,794	36,680	38,330

Income from operations	4,429	6,528	12,727	10,957	19,211
Interest and other income, net	268	778	1,064	1,046	3,232

Income before income taxes	4,697	7,306	13,791	12,003	22,443
Provision for (benefit from) income taxes	(103)	4,563	4,200	4,460	6,270

Net income	$4,800	$2,743	$9,591	$7,543	$16,173

Net income per share:
Basic	$0.18	$0.10	$0.36	$0.28	$0.59
Diluted	$0.18	$0.10	$0.35	$0.28	$0.57

Shares used in computing net income per share:
Basic	26,671	26,592	26,488	26,631	27,392
Diluted	27,396	27,196	27,347	27,295	28,415

SIGMA DESIGNS, INC.
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(Unaudited)
(In thousands, except per share data)

	Three months ended			Six months ended
	Aug. 1, 2009	May 2, 2009	Aug. 2, 2008	Aug. 1, 2009	Aug. 2, 2008
GAAP net income	$4,800	$2,743	$9,591	$7,543	$16,173

Items reconciling GAAP net income to
non-GAAP net income:

Included in cost of revenue:
Amortization of acquired
developed technology	(712)	(724)	(570)	(1,436)	(1,111)
Share-based compensation	(80)	(85)	(92)	(165)	(175)
Total related to cost of revenue	(792)	(809)	(662)	(1,601)	(1,286)

Included in operating expenses:
Research and development:
Amortization of acquired noncompete agreements	---	(19)	(117)	(19)	(233)
Share-based compensation	(1,197)	(1,258)	(1,241)	(2,455)	(2,652)
Sales and marketing:
Share-based compensation	(419)	(299)	(382)	(718)	(740)
Amortization of acquired
intangibles	(84)	(89)	(53)	(173)	(103)
General and administrative:
Share-based compensation	(487)	484	(689)	(3)	(3,591)
Acquired in-process development costs	---	---	---	---	(1,571)
Total related to operating expenses	(2,187)	(1,181)	(2,482)	(3,368)	(8,890)

Write-off of tax valuation allowance	---	(3,540)	---	(3,540)	---

Net effect of non-GAAP adjustments	(2,979)	(5,530)	(3,144)	(8,509)	(10,176)

Non-GAAP net income	$7,779	$8,273	$12,735	$16,052	$26,349

Non-GAAP net income per diluted share	$0.28	$0.30	$0.47	$0.59	$0.93